Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT

of

PINNACLE FOODS GROUP LLC

The undersigned is executing this Limited Liability Company Agreement (the “Agreement”) as of September 21, 2007, for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”), and does hereby agree as follows:

1. Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Office of the Secretary of State of the State of Delaware on September 25, 2007.

2. Name. The name of the limited liability company shall be “Pinnacle Foods Group LLC”, or such other name as the Member may from time to time hereafter designate.

3. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

4. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

5. Offices. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Member may designate from time to time.

The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

6. Member. Pinnacle Foods Finance LLC is the sole member of the Company (the “Member”). The name and business or residence address of the Member is [c/o Pinnacle Foods Finance LLC, One Old Bloomfield Road, Mountain Lakes, NJ 07046].

7. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 17 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

8. Officers. The Member may, from time to time as it deems advisable, designate natural persons as officers of the Company (the “Officers”) or successor Officers of the Company and assign titles to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8 may be revoked at any time by the Member. An Officer may be removed with or without cause at any time by the Member.

The following persons are designated as initial Officers of the Company, holding the respective offices set forth opposite their names, and are each duly authorized to act on behalf of the Company in their capacity as an Officer of the Company:

Jeffrey B. Ansell	Chief Executive Officer

N. Michael Dion	Executive Vice President

Craig Steeneck	Executive Vice President

Michael J. Cramer	Executive Vice President

William Darkoch	Executive Vice President

M. Kelley Maggs	Secretary

9. Powers. The business and affairs of the Company shall be managed by the Member in accordance with the provisions of this Agreement. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by any member under the laws of the State of Delaware. Each of the Member and Officers is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by one Officer or Member of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

10. Management. The Member shall have the exclusive right to manage the business and affairs of the Company and may delegate such management rights, powers, duties and responsibilities to one or more Officers or such other person or persons designated by them as they may determine, provided that such delegation by the Member shall not cause the Member to cease being a member of the Company. Pursuant to its discretion to do so under this Section 10, the Member hereby delegates to each of the Officers the nonexclusive power and authority to act as an agent of the Company and, in such capacity, to bind the Company in the ordinary course of the Company’s business and to execute any and all documents to be signed by the Company.

11. Capital Contributions. The Member shall make capital contributions to the Company from time to time, which amounts shall be set forth in the books and records of the Company.

12. Transfers of Member Interest. The Member may sell, assign, pledge or otherwise transfer or encumber (collectively, a “Transfer”) any of its Limited Liability Company Interest in the Company to any Person so long as such Transfer is in writing.

13. Resignation. The Member shall have the right to resign from the Company so long as such resignation is in writing. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

14. Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. Distributions shall be made to (and profits and losses of the Company shall be allocated among) the Member.

15. Return of Capital. The Member has the right to receive any distributions which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

16. Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of an event causing a dissolution of the Company under Section 18-801 of the Act, except the Company shall not be dissolved upon the occurrence of an event that terminates the continued membership of a Member if (i) at the time of the occurrence of such event there are at least two Members of the Company, or (ii) within ninety (90) days after the occurrence of such event, all remaining Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of one or more additional Members. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority set forth in Section 18-804 of the Act.

17. Amendments. This Agreement may be amended only upon the written consent of the Member.

18. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19. Limited Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

20. Exculpation; Indemnification. Neither the Member, the Officers nor any of their respective affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer, as applicable, by this Agreement. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer, as applicable, by this Agreement; provided, however, that any indemnity under this Section 21 shall be provided out of and to the extent of Company assets only, and neither the Member nor the Officer, as applicable, nor any other Covered Person, shall have personal liability on account thereof.

21. Banking Matters. The Member and each Officer and any agent or employee of the Company, or other person designated by such Member or Officer is hereby authorized and empowered (A) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) (“Accounts”), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which said Member or Officer shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company; and (ii) close Accounts of the Company now or hereafter established; and (B) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by such Member or Officer to (i) sign checks, drafts and orders for the payment of money drawn on the Company’s Accounts, and all notes of the Company and all acceptances and endorsements of the Company; (ii) execute or initiate electronic fund transfers; (iii) execute or initiate foreign currency exchange transactions; (iv) execute or initiate the investment of monies; and (v) initiate requests for information for any Account of the Company.

22. Authorized Person. Jeffrey C. DeMartino is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of Delaware, Jeffrey C. DeMartino’s powers as an “authorized person” ceased.

23. Amendment. This Agreement may only be amended by a writing duly signed by the Member.

24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

PINNACLE FOODS FINANCE LLC

By:	/s/ Prakash Melwani
Name: Prakash Melwani
Title: Director